Exhibit 99.1
[Southern Union Letterhead]

August 17, 2011

The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172
Attention:  Alan Armstrong, President & CEO

We write in response to your renewed proposal to purchase Southern Union Company (the “Company”) for $44 per share in cash, the same price proposed more than a month ago and not withdrawn.

In consultation with our financial and legal advisors, we have unanimously determined that your $44 cash proposal neither constitutes nor is reasonably likely to result in a Superior Offer pursuant to the Second Amended and Restated Agreement and Plan of Merger dated as of July 19, 2011 by and among Energy Transfer Equity, L.P., Sigma Acquisition Corporation and the Company (the “Amended Merger Agreement”).

The Board unanimously reaffirms its recommendation of the Amended Merger Agreement.

Sincerely,

The Special Committee and the Board of Directors of Southern Union Company